UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 1, 2013

Commission file number 001-32511
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IHS INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	13‑3769440 (I.R.S. Employer Identification Number)

15 Inverness Way East
Englewood, CO 80112
(Address of principal executive offices)
(303) 790‑0600
(Registrant's telephone number, including area code)

Former name or former address, if changed since last report: Not Applicable
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR  240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)
Effective November 1, 2013, IHS Inc. (“IHS” or “we” or “us” or “our”) entered into an agreement with Todd S. Hyatt, Executive Vice President and Chief Financial Officer. Pursuant to the agreement, Mr. Hyatt’s base salary will be $430,000 per annum effective November 1, 2013. Mr. Hyatt will be eligible to participate in the 2014 fiscal year IHS Annual Incentive Plan with a target bonus of 75% of his base salary, which bonus payout will be based on actual business results. He will also be eligible to participate in the IHS Long-Term Incentive Program.

Mr. Hyatt’s agreement is not a contract of employment and does not entitle Mr. Hyatt to employment for any specified period of time and his employment will continue to be considered employment-at-will. However, if he is terminated by IHS without cause, Mr. Hyatt will receive a lump-sum cash payment equal to the sum of: (i) any earned but unpaid base salary or other amounts accrued or owing through the date of termination (including reimbursable expenses and any vested amounts or benefits owing in accordance with applicable IHS employee benefit plans or programs); and (ii) an amount equal to 1.5 times Mr. Hyatt’s base salary and target bonus. In addition to the foregoing: (iii) Mr. Hyatt will receive the portion of his annual bonus under the IHS Annual Incentive Plan for the fiscal year of termination that is tied to the achievement of IHS’ performance objectives for such fiscal year, based on IHS’ actual achievement of such performance objectives for the full fiscal year, prorated for the number of days that have elapsed during such fiscal year prior to the termination of Mr. Hyatt’s employment; (iv) IHS will continue Mr. Hyatt’s participation in the IHS medical, dental and vision plans (or if he is ineligible, in substitute arrangements adopted by IHS providing substantially comparable benefits for the 18-month period following the date of such termination; and (v) vesting of unvested stock options, restricted stock units and other equity awards then held by Mr. Hyatt will be determined in accordance with the terms and conditions of the applicable equity compensation plan under which each such equity grant is granted.
If there is a change in control and, within 15 months of such change in control, Mr. Hyatt terminates his employment for good reason or he is terminated without cause, he will receive a lump-sum cash payment equal to the sum of: (i) any earned but unpaid base salary or other amounts accrued or owing through the date of termination (including reimbursable expenses and any vested amounts or benefits owing in accordance with applicable IHS employee benefit plans or programs); (ii) an amount equal to 2 times Mr. Hyatt’s base salary and target bonus; and (iii) Mr. Hyatt’s annual bonus under the IHS Annual Incentive Plan for the fiscal year of termination at “Target” level, pro-rated for the number of days that have elapsed during such fiscal year prior to the termination of his employment. In addition to the foregoing: (iv) IHS will continue Mr. Hyatt’s participation in the IHS medical, dental and vision plans (or if he is ineligible, in substitute arrangements adopted by IHS providing substantially comparable benefits), for the 24-month period following the date of such termination; and (v) all unvested stock options, restricted stock units and other equity awards then held by Mr. Hyatt will fully vest and become exercisable as of the effective date of such termination.
The foregoing description of our agreement with Mr. Hyatt does not purport to be complete and is qualified in its entirety by reference to the complete agreement, a copy of which will be filed as an exhibit to our next periodic filing with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IHS INC.

Date: November 1, 2013	By:	/s/ Stephen Green
Stephen Green
Executive Vice President, Legal and Corporate Secretary